EXHIBIT 99.1

HBIO Reports Second Quarter 2012 Revenue Growth of 5% Over Second Quarter 2011

HOLLISTON, Mass., Aug. 2, 2012 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the three and six months ended June 30, 2012.

Second Quarter Reported Results

Revenues for the three months ended June 30, 2012 were $28.5 million, an increase of $1.4 million, or 5.0% compared to revenues of $27.1 million for the three months ended June 30, 2011. Currency exchange rates had a negative 2.1% effect on revenues in the second quarter of 2012 compared with the second quarter of 2011. Our acquisitions of CMA Microdialysis AB ("CMA") in July 2011, AHN Biotechnologie GmbH ("AHN") in February 2012 and Modular SFC, Inc. ("Modular") in May 2012 had a positive 4.9% effect on revenues. Excluding the effects of currency changes and acquisitions, our organic revenue growth for the second quarter of 2012 was 2.2% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.8 million, or $0.03 per diluted share for the three months ended June 30, 2012 compared to $1.4 million, or $0.05 per diluted share, for the same period in 2011. The unfavorable year-to-year quarterly GAAP earnings comparison was primarily due to increased spending in our development-stage Regenerative Medicine Device ("RMD") business.

On a non-GAAP adjusted basis, earnings per share for our core Life Science Research Tools ("LSRT") business for the second quarter of 2012 and 2011 were $0.10 per diluted share. Non-GAAP adjusted earnings per share for our RMD business for the second quarter of 2012 was a loss of $0.04 per diluted share, compared with a loss of $0.01 per diluted share for the second quarter of 2011, and reflected greater activities in developing this initiative. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, was $0.06 per diluted share for the second quarter of 2012 compared with $0.08 per diluted share for the second quarter of 2011.

Year to Date Reported Results

Revenues for the six months ended June 30, 2012 were $56.8 million, an increase of $3.4 million, or 6.3% compared to revenues of $53.5 million for the six months ended June 30, 2011. Currency exchange rates had a negative 1.6% effect on revenues in the first half of 2012 compared with the same period in the previous year. Our acquisitions of CMA in July 2011, AHN in February 2012 and Modular in May 2012 had a positive 4.7% effect on revenues. Excluding the effects of currency changes and acquisitions, our organic revenue growth for the first half of 2012 was 3.2% over the same period in the previous year.

Net income, as measured under GAAP, was $1.3 million, or $0.04 per diluted share for the six months ended June 30, 2012 compared to $3.0 million, or $0.10 per diluted share, for the same period in 2011. The unfavorable year-to-year quarterly GAAP earnings comparison was primarily due to increased spending in our development-stage RMD business.

On a non-GAAP adjusted basis, earnings per share for our core LSRT business for the six months ended June 30, 2012 was $0.20 per diluted share, compared with $0.18 per diluted share for the same period in 2011. Non-GAAP adjusted earnings per share for our RMD business for the six months ended June 30, 2012 was a loss of $0.07 per diluted share, compared with a loss of $0.03 per diluted share for the same period in 2011, and reflected greater activities in developing this initiative. Our total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, were $0.13 per diluted share for six months ended June 30, 2012 compared with $0.16 per diluted share for the same period in 2011.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "Despite a relatively soft global economy we ended the second quarter 2012 in our core LSRT business with revenues of $28.5 million and non-GAAP adjusted diluted earnings per share of 10 cents in line with our expectations and our guidance for the quarter. We also continued to show improvements in our gross profit margins primarily driven by the introduction of new pumps at Harvard Apparatus, a new spectrophotometer at Biochrom and operational improvements at Hoefer, Coulbourn and Panlab."

Mr. Graziano continued, "In our RMD business we achieved a major milestone with our participation in the initiation of a clinical trial for regenerated tracheal transplants funded under a "$5 million Mega Grant" from the Russian government and the first two patients enrolled in the trial have already been treated."

"Looking forward to the balance of the year," he continued, "we are maintaining our 2012 guidance for our core LSRT business at $115-120 million for revenues and 39-42 cents for non-GAAP adjusted diluted earnings per share. We also continue to expect our RMD business's operating expenses to be about 13 cents per diluted share this year."

Mr. Graziano further added, "We expect revenues for our core LSRT business in the third quarter to be in the $27-28 million range and non-GAAP adjusted diluted earnings per share to be in the 9-10 cents range. In our RMD business, we expect third quarter operating expenses to be in the range of 3-4 cents per diluted share."

Our third quarter 2012 revenue and earnings guidance was calculated using exchange rates (USD 1.55/GBP, USD 1.25/Euro and USD 0.14/SEK) approximating July 5, 2012 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and six months ended June 30, 2012 and 2011, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ending		Year Ending
	September 30, 2012		December 31, 2012
	Low Estimate	High Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.05(a)	$ 0.07(b)	$ 0.26(c)	$ 0.29(d)

Less the impact of:

Amortization of intangible assets	(0.02)(e)	(0.02)(e)	(0.09)(e)	(0.09)(e)

Stock-based compensation (FASB ASC Topic 718)	(0.03)(e)	(0.03)(e)	(0.10)(f)	(0.10)(f)

Tax (B)	0.02(e)	0.02(e)	0.06(e)	0.06(e)

GAAP diluted earnings per common share from continuing operations (A)	$ 0.02	$ 0.04	$ 0.13	$ 0.16

A - Assumes no additional acquisitions.
(a) -- Includes income of $0.09 from Life Science Research Tools business and loss of $0.04 from Regenerative Medicine Device business.
(b) -- Includes income of $0.10 from Life Science Research Tools business and loss of $0.03 from Regenerative Medicine Device business.
(c) -- Includes income of $0.39 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(d) -- Includes income of $0.42 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(e)-- Represents amounts related to Life Science Research Tools business
(f) -- Includes expense of $0.09 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business.
B - Includes the tax impact of above mentioned items.

Operating Results for Continuing Operations

Three months ended June 30, 2012 compared to three months ended June 30, 2011:

Revenues increased $1.4 million, or 5.0%, to $28.5 million for the three months ended June 30, 2012 compared to $27.1 million for the same period in 2011. Our acquisitions of CMA, AHN and Modular contributed approximately $1.3 million, or 4.9% to second quarter 2012 revenues. The effect of a stronger U.S. dollar decreased our second quarter revenues by $0.6 million, or 2.1%, compared with the same period in 2011. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were up $0.7 million, or 2.2%, year-to-year and reflected organic growth across our Biochrom, Denville and Hoefer businesses.

Cost of product revenues increased $0.5 million, or 3.6%, to $14.9 million for the three months ended June 30, 2012 compared with $14.4 million for the three months ended June 30, 2011. The increase in cost of product revenues included $0.9 million, or 6.3%, attributable to our acquisitions of CMA, AHN and Modular. A stronger U.S. dollar caused a $0.3 million, or 2.1%, favorable currency effect on the cost of product revenues for the three months ended June 30, 2012. Gross profit as a percentage of revenues increased to 47.8% for the three months ended June 30, 2012 compared with 47.1% for the same period in 2011. The increase in gross profit as a percentage of revenues was primarily due to a more favorable sales mix in the second quarter of 2012 compared with the second quarter of 2011.

Sales and marketing expenses increased $0.5 million, or 11.1%, to $4.7 million for the three months ended June 30, 2012 compared with $4.3 million for the three months ended June 30, 2011. In LSRT, sales and marketing expenses increased $0.4 million, or 8.5%, to $4.5 million, compared to $4.2 million for the three months ended June 30, 2011 primarily due to $0.2 million, or 3.7%, of expenses related to our acquisitions of CMA, AHN and Modular, and $0.2 million, or 4.7%, mainly due to increased selling activities at our Denville business. In RMD, sales and marketing expenses increased $0.1 million compared with the second quarter of 2011 primarily due to an increase in business development efforts.

General and administrative expenses increased $0.7 million, or 16.5% to $4.9 million for the three months ended June 30, 2012 compared with $4.2 million for the three months ended June 30, 2011. In LSRT, general and administrative expenses increased $0.3 million, or 8.3%, to $4.4 million, compared to $4.1 million for the three months ended June 30, 2011 primarily due to our acquisitions of CMA and AHN. In RMD, general and administrative expenses increased $0.4 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.8 million, or 74.8% to $2.0 million for the three months ended June 30, 2012 compared with $1.1 million for the three months ended June 30, 2011. In LSRT, research and development expenses increased $0.3 million, or 37.8%, to $1.1 million, compared to $0.8 million for the three months ended June 30, 2011 due to greater new product development activities at our Biochrom U.K. and Harvard Apparatus U.S. subsidiaries. In RMD, research and development expenses increased $0.5 million, primarily due to increased activity in our stem cell therapy injector and bioreactor development.

Amortization of intangible assets expenses remained flat at $0.7 million for the three months ended June 30, 2012 and 2011 and included amortization expenses of intangible assets related to our historical acquisitions.

Other expense and income, net, was $0.2 million expense and $0.5 million expense for the three months ended June 30, 2012 and 2011, respectively. Net interest expense was $0.1 million for the three months ended June 30, 2012 compared to net interest expense of $0.2 million for the three months ended June 30, 2011. The decrease in net interest expense was primarily due to lower average debt balances in the second quarter of 2012 compared to the second quarter of 2011. Other expense and income, net, for the three months ended June 30, 2012 and 2011, also included $0.1 million and $0.3 million, respectively, of primarily acquisition related expenses.

Income tax expense from continuing operations was approximately $0.3 million and $0.6 million for the three months ended June 30, 2012 and 2011, respectively. The effective income tax rate for continuing operations was 27.9% for the three months ended June 30, 2012, compared with 31.5% for the same period of 2011. The difference between our effective tax rate and the U.S. statutory tax rate is principally attributable to foreign tax rate differential and research and development tax credits. Our non-GAAP adjusted income tax rates were 28.0% and 30.2% for the quarters ended June 30, 2012 and 2011, respectively. The decrease in the GAAP and non-GAAP income tax rate in the second quarter of 2012 compared with the second quarter of 2011 was primarily due to recognition of the aforementioned increased research and development tax credits and foreign tax rate differential.

Six months ended June 30, 2012 compared to six months ended June 30, 2011:

Revenues increased $3.4 million, or 6.3%, to $56.8 million for the six months ended June 30, 2012 compared to $53.5 million for the same period in 2011. Our acquisitions of CMA, AHN and Modular contributed approximately $2.5 million, or 4.7% to the six months ended 2012 revenues. The effect of a stronger U.S. dollar decreased our revenues by $0.8 million, or 1.6%, compared with the same period in 2011. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were up $1.7 million, or 3.2%, year-to-year and reflected organic growth across our Harvard, Biochrom, Denville and Hoefer businesses.

Cost of product revenues increased $1.5 million, or 5.3%, to $29.8 million for the six months ended June 30, 2012 compared with $28.3 million for the six months ended June 30, 2011. The increase in cost of product revenues included $1.6 million, or 5.7%, attributable to our acquisitions of CMA, AHN and Modular. A stronger U.S. dollar caused a $0.4 million, or 1.6%, favorable currency effect on the cost of product revenues for the six months ended June 30, 2012. Excluding the effects of currency changes and acquisitions, the cost of product revenues increased by $0.3 million, or 1.2% over the same period in the previous year. Gross profit as a percentage of revenues increased to 47.5% for the six months ended June 30, 2012 compared with 47.1% for the same period in 2011. The increase in gross profit as a percentage of revenues was primarily due to a more favorable sales mix in the first half of 2012 compared with the same period in 2011.

Sales and marketing expenses increased $1.1 million, or 12.6%, to $9.5 million for the six months ended June 30, 2012 compared with $8.4 million for the six months ended June 30, 2011. In LSRT, sales and marketing expenses increased $0.9 million, or 10.9%, to $9.1 million, compared to $8.2 million for the six months ended June 30, 2011 primarily due to $0.3 million, or 3.2%, of expenses related to our acquisitions of CMA, AHN and Modular, and $0.6 million, or 7.7%, mainly due to increased selling activities at our Denville business. In RMD, sales and marketing expenses increased $0.2 million primarily due to an increase in business development efforts.

General and administrative expenses increased $1.2 million, or 14.0% to $9.8 million for the six months ended June 30, 2012 compared with $8.6 million for the six months ended June 30, 2011. In LSRT, general and administrative expenses increased $0.6 million, or 7.0%, to $8.9 million, compared to $8.3 million for the six months ended June 30, 2011 primarily due to our acquisitions of CMA and AHN. In RMD, general and administrative expenses increased $0.6 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $1.3 million, or 54.0% to $3.7 million for the six months ended June 30, 2012 compared with $2.4 million for the six months ended June 30, 2011. In LSRT, the research and development expenses increased $0.3 million, or 17.8%, to $2.1 million for the six months ended June 30, 2012, compared to $1.8 million for the six months ended June 30, 2011 due to greater new product development initiatives at our Harvard Apparatus U.S. subsidiary. In RMD, research and development expenses increased $1.0 million, primarily due to increased activity in our stem cell therapy injector and bioreactor development.

Amortization of intangible asset expenses increased $0.1 million, or 6.2%, to $1.4 million for the six months ended June 30, 2012 compared with $1.3 million for the same period in 2011. The year-to-year increase in the amortization expense was primarily due to our acquisitions of CMA, AHN and Modular.

Other expense and income, net, was $0.6 million expense and $0.8 million expense for the six months ended June 30, 2012 and 2011, respectively. Net interest expense was $0.3 million for the six months ended June 30, 2012 compared to net interest expense of $0.4 million for the six months ended June 30, 2011. The decrease in net interest expense was primarily due to lower average borrowings in the first half of 2012 compared to the first half of 2011. Other expense and income, net, for the three months ended June 30, 2012 and 2011, also included $0.3 million and $0.4 million, respectively, of primarily acquisition related expenses.

Income tax expense from continuing operations was approximately $0.6 million for the six months ended June 30, 2012 and 2011. The effective income tax rate for continuing operations was 32.1% for the six months ended June 30, 2012, compared with 17.1% for the same period of 2011. The difference between our effective tax rate and the U.S. statutory tax rate for the six months ended June 30, 2012 was principally attributable to foreign tax rate differential and increased research and development tax credits partially offset by discrete expense items related to acquisition costs and stock compensation expense. The difference between our effective tax rate and the U.S. statutory tax rate for the six months ended June 30, 2011 was principally attributable to the reversal of uncertain tax liability of $0.5 million and the associated accrued interest in the first quarter of 2011, foreign tax rate differential and increased research and development tax credits. Our non-GAAP adjusted income tax rates were 27.8% and 29.0% for the six months ended June 30, 2012 and 2011, respectively. The decrease in the non-GAAP income tax rate in the first half of 2012 compared with the first half of 2011 was primarily due to recognition of the aforementioned increased research and development tax credits and foreign tax rate differential.

Balance Sheet

We ended the second quarter of 2012 with cash and cash equivalents of $18.7 million compared to $17.9 million at December 31, 2011. As of June 30, 2012 and December 31, 2011, we had borrowings of $16.1 million and $16.3 million, respectively, outstanding under our credit facility. The borrowings are mainly related to our acquisitions and stock repurchase program. Total cash and equivalents, net of debt, was $2.6 million and $1.6 million at June 30, 2012 and December 31, 2011, respectively. During the six months ended June 30, 2012, we paid $2.9 million from our existing cash balance for our acquisitions.

Trade receivables were $15.1 million and inventories were $17.7 million as of June 30, 2012 compared to trade receivables of $14.5 million and inventories of $19.0 million as of June 30, 2011. Outstanding days of sales, or DSO, were 49 days for the three months and six months ended June 30, 2012, and 49 days and 50 days for the three months and six months ended June 30, 2011, respectively. Annualized inventory turns were 3.3 times for the three month period ended June 30, 2012 compared with 3.1 times for the same period in 2011.

Conference Call Details

As previously announced, management will host a conference call to discuss second quarter 2012 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to our acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, August 2, 2012. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "11845314". A replay of this conference call will be available from 2:00 p.m. on August 2, 2012 through August 10, 2012 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "11845314". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs) and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the recognition of expense and reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest. This non-GAAP financial information is used by our management to internally evaluate our operating results. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three and six months ended June 30, 2012 and 2011 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through our 850 page catalog (and various other specialty catalogs), our website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the CMA Microdialysis, AHN Biotechnologie and Modular SFC acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	June 30,	December 31,
	2012	2011

Assets

Cash and cash equivalents	$ 18,655	$ 17,916
Trade receivables	15,066	15,078
Inventories	17,746	18,160
Property, plant and equipment	3,778	3,086
Goodwill and other intangibles	59,109	57,845
Other assets	15,177	14,549
Total assets	$ 129,531	$ 126,634

Liabilities and Stockholders' Equity

Current liabilities	$ 9,913	$ 9,559
Non-current liabilities	21,603	21,576
Total liabilities	31,516	31,135
Stockholders' equity	98,015	95,499
Total liabilities and stockholders' equity	$ 129,531	$ 126,634

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$ 28,496	$ 27,143	$ 56,818	$ 53,456
Cost of product revenues	14,881	14,358	29,803	28,301
Gross profit	13,615	12,785	27,015	25,155

Sales and marketing expenses	4,743	4,271	9,512	8,449
General and administrative expenses	4,902	4,206	9,760	8,561
Research and development expenses	1,972	1,128	3,689	2,395
Restructuring charges (credits)	(13)	(28)	137	(28)
Amortization of intangible assets	712	689	1,391	1,310
Total operating expenses	12,316	10,266	24,489	20,687

Operating income	1,299	2,519	2,526	4,468

Other (expense) income:
Foreign exchange	(16)	(11)	(57)	(33)
Interest expense	(152)	(192)	(300)	(386)
Interest income	12	16	26	31
Other expense, net	(70)	(332)	(281)	(406)
Other (expense) income, net	(226)	(519)	(612)	(794)

Income before income taxes	1,073	2,000	1,914	3,674
Income tax expense	299	630	615	629
Net income	$ 774	$ 1,370	$ 1,299	$ 3,045

Income per share:
Basic earnings per common share	$ 0.03	$ 0.05	$ 0.05	$ 0.11

Diluted earnings per common share	$ 0.03	$ 0.05	$ 0.04	$ 0.10

Weighted average common shares:
Basic	28,768	28,428	28,739	28,408
Diluted	29,595	30,187	29,634	29,844

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Six Months Ended
	June 30,
	2012	2011

Cash flows from operations:
Net income	$ 1,299	$ 3,045
Other adjustments to operating cash flows	3,236	3,552
Changes in assets and liabilities	(382)	(3,802)
Net cash provided by operating activities	4,153	2,795

Investing activities:
Net cash used in investing activities	(3,470)	(988)

Financing activities:
Repayments of debt, net	(201)	(900)
Other financing activities	402	327
Net cash provided by (used in) financing activities	201	(573)

Effect of exchange rate changes on cash	(145)	809

Increase in cash and cash equivalents	$ 739	$ 2,043

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

US GAAP operating income	$ 1,299	$ 2,519	$ 2,526	$ 4,468

Adjustments:

Amortization of intangible assets	712	689	1,391	1,310

Impact of fair value adjustment to inventory	39	--	74	--

Restructuring charges (credits)	(13)	(28)	137	(28)

Stock-based compensation expense	718	658	1,415	1,210

Non-GAAP adjusted operating income	$ 2,755	$ 3,838	$ 5,543	$ 6,960

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

US GAAP net income from continuing operations	$ 774	$ 1,370	$ 1,299	$ 3,045

Adjustments:

Amortization of intangible assets	712	689	1,391	1,310

Impact of fair value adjustment to inventory	39	--	74	--

Direct acquisition costs	77	310	282	361

Restructuring charges (credits)	(13)	(28)	137	(28)

Stock-based compensation expense	718	658	1,415	1,210

Income taxes	(431)(A)	(466)(A)	(833)(A)	(1,257)(B)

Non-GAAP adjusted net income from continuing operations	$ 1,876	$ 2,533	$ 3,765	$ 4,641

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and in the first quarter of 2011, the reversal of liability related to uncertain tax positions and the corresponding accrued interest.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

US GAAP diluted earnings per common share from continuing operations	$ 0.03	$ 0.05	$ 0.04	$ 0.10

Adjustments:

Amortization of intangible assets	0.02	0.02	0.05	0.04

Direct acquisition costs	--	0.01	0.01	0.02

Stock-based compensation expense	0.02	0.02	0.05	0.04

Income taxes	(0.01)(A)	(0.02)(A)	(0.02)(A)	(0.04)(B)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.06	$ 0.08	$ 0.13	$ 0.16

(A) Income taxes includes the tax effect of adjusting for the reconciling items.
(B) Income taxes includes the tax effect of adjusting for the reconciling items and in the first quarter of 2011, the reversal of liability related to uncertain tax positions and the corresponding accrued interest.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	June 30,
	2010	2010	2010	2010	2010	2011	2011	2011	2011	2011	2012	2012	2012

Organic growth	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	3.2%

Acquisitions	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	4.7%

Foreign exchange effect	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.6%

Total revenue growth	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	6.3%

CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com